Exhibit 10.1

CONFIDENTIAL SEPARATION AGREEMENT

AND GENERAL RELEASE OF ALL CLAIMS

This Confidential Separation Agreement and General Release of All Claims (“Separation Agreement”) is made by and between Life Technologies Corporation, and any affiliates, subsidiaries, and merged (predecessor) entities (collectively the “Company”) and Bernd Brust (“Employee”) with respect to the following facts:

A. Employee has been employed by the Company as a Head of Molecular Medicine.

B. Employee’s employment will cease effective October 25, 2011 (“Separation Date”). The Company wishes to reach an amicable separation with Employee and assist Employee’s transition to other employment. For the sake of clarity, the termination of Employee’s employment on the Separation Date is not intended to create a termination of Service (as that term is defined in the Life Technologies 2009 Equity Incentive Plan).

C. Employee and Company entered into an Indemnification Agreement dated March 23, 2005 (“Indemnification Agreement”), which is incorporated into this Separation Agreement by reference. The parties intend that the Indemnification Agreement shall remain in full force and effect, notwithstanding the terms of this Separation Agreement and the Consultancy Agreement that is attached hereto as Attachment A.

D. The parties desire to settle all claims and issues that have been, or could have been, raised in relation to Employee’s employment with the Company and arising out of or in any way related to the acts, transactions or occurrences between Employee, on the one hand and the Company on the other hand, to date, including, but not limited to, Employee’s employment with the Company or the termination of that employment, on the terms set forth below.

THEREFORE, in consideration of the promises and mutual agreements hereinafter set forth, it is agreed by and between the undersigned as follows:

1. Severance Package. If Employee executes this Separation Agreement, does not revoke it, and returns it to the Company by the deadline stated in Paragraph 19, the Company agrees to provide Employee with the following payments and benefits (“Severance Package”). Employee acknowledges and agrees that Employee is not otherwise entitled to such Severance Package, and that this Severance Package constitutes adequate legal consideration for the promises and representations made by Employee in this Separation Agreement.

1.1. Consultancy. The Company will enter into a consultancy arrangement with Employee for a period up to, and not extending beyond, December 31, 2011 (“Consultancy Period”), at a rate of $5,000 per month. Employee understands and agrees that Employee must satisfy any Company-required prerequisites to becoming a consultant, including without limitation, executing a consulting agreement with the Company, substantially similar to the form attached as Attachment A. As a consultant, Employee will be eligible to vest in those equity grants with vesting dates that occur during the Consultancy Period. However, Employee understands and agrees that any equity grants that do not vest during the Consultancy Period will be forfeited in accordance with the terms of the governing grant agreements and Company plan documents. Employee acknowledges and agrees that during the Consultancy Period, Employee’s relationship with the Company will be that of an independent contractor, not an employee of the Company. Employee further understands and agrees that if, at any time during

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the Consultancy Period, Employee decides to perform consulting or other services for, or engage in or intend to engage in an employment relationship with another company, Employee shall notify the Company prior to accepting such service and secure Company’s written approval. The Company reserves the right to terminate the consultancy agreement in accordance with the terms of the consulting agreement, which will result in Employee becoming ineligible to receive any further pay or other benefits associated with the consultancy.

1.2. Continuation of Group Health Benefits. The Company agrees to continue through the end of the month in which Employee’s Separation Date occurs, the same medical and dental coverage that was in effect immediately prior to the Separation Date. In addition, the Company will pay for the monthly premiums required to continue Employee’s group health insurance coverage for an additional two (2) months, provided Employee elects to continue such benefits and remains eligible to receive such benefits in accordance with the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985.

1.3. Outplacement Services. The Company agrees to provide Employee with outplacement assistance, in an amount and level decided by Company, for nine (9) months. To remain eligible for Outplacement Services, Employee must commence the Outplacement Services within 60 days after the completion of the Consultancy Period, otherwise the benefits will expire. In no event will Employee receive a cash payment or other consideration in lieu of the Outplacement Services.

2. Accrued and Vested Benefits. The parties agree that Employee shall receive any and all benefits due to Employee upon termination of employment in accordance with Life Technologies’ policies and benefits plans, including, without limitation, accrued but unused vacation pay, if applicable, and any vested pension or other vested retirement benefits.

3. General Release.

3.1. Except for the claims identified in the last sentence of this Paragraph 3.1, Employee unconditionally, irrevocably and absolutely releases (i.e., “gives up”) and discharges the Company and any parent and subsidiary corporations, divisions and affiliated corporations, partnerships or other affiliated entities of the Company, past and present, including Invitrogen Corporation, Applera Corporation, and Applied Biosystems, Inc., as well as the Company’s employees, officers, directors, agents, shareholders, successors and assigns (collectively, “Released Parties”), from all known and unknown claims that Employee may presently have related in any way to the transactions or occurrences between Employee and any Released Party. This general release includes, but is not limited to, Employee’s employment with the Company, the termination of Employee’s employment, and all other losses, liabilities, claims, charges, demands and causes of action, known or unknown, suspected or unsuspected, arising directly or indirectly out of or in any way connected with Employee’s employment with the Company. This release is intended to have the broadest possible application and includes, but is not limited to, any tort, contract, common law, constitutional or other statutory claims arising under federal, state or local law, including, but not limited to, alleged violations of the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101, et seq.; Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e, et seq., as amended; the Equal Pay Act, 29 U.S.C. § 206, as amended; the Americans with Disabilities Act, 42 U.S.C. § 12101, et seq., as amended; the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621, et seq., as amended; the Employee Retirement Income Security Act, 29 U.S.C. § 1001 et seq., as amended; the California Labor Code and Fair Employment and Housing Act, and the anti-discrimination laws of the state in which Employee was employed; all claims for reprisal or retaliation under federal or state law;

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any claims for back pay, front pay, liquidated damages, compensatory or punitive damages, and injunctive relief; and all claims for attorneys’ fees, costs and expenses. However, this general release is not intended to bar or release any claims that, by law or statute, may not be waived, such as claims for workers’ compensation benefits, any challenge to the validity of Employee’s release of claims under the Age Discrimination in Employment Act of 1967, as amended, as set forth in this Separation Agreement and unemployment insurance benefits.

3.2. Employee acknowledges that Employee later may discover facts or law different from, or in addition to, the facts or law that Employee knows or believes to be true at the time Employee released the claims described in this Separation Agreement. Employee agrees, nonetheless, that this Separation Agreement and the release contained in it shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery of them.

3.3. Employee declares and represents that Employee intends this Separation Agreement to be complete and not subject to any claim of mistake, and that the release herein expresses a full and complete release of all claims, known and unknown, suspected or unsuspected and, regardless of the adequacy or inadequacy of the consideration, Employee intends the release herein to be final and complete. Employee executes this Separation Agreement and, where applicable, with the full knowledge that this Separation Agreement’s general release covers all possible claims (other than those claims specifically excepted from the release) against the Released Parties, to the fullest extent permitted by law.

3.4. Employee expressly waives Employee’s right to recovery of any type, including damages or reinstatement, in any administrative or court action, whether state or federal, and whether brought by Employee or on Employee’s behalf, related in any way to the matters released herein.

4. California Civil Code Section 1542 Waiver. Employee intentionally releases claims that Employee does not know he or she might have and that, with hindsight, Employee might regret having released. Employee expressly acknowledges and agrees that all rights under Section 1542 of the California Civil Code are expressly waived. That section provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

5. Representation Concerning Filing of Legal Actions. Employee represents that, as of the date Employee signed this Separation Agreement, Employee has not filed any lawsuits, charges, complaints, petitions, claims or other accusatory pleadings against the Company or any Released Party in any court or with any governmental agency.

6. Nondisparagement. Employee agrees that Employee will not make any voluntary statements, written or oral, or cause or encourage others to make any such statements that defame, disparage or in any way criticize the personal and/or business reputations, practices or conduct of the Company or any Released Party.

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7. Confidentiality and Return of Company Property.

7.1. Confidential Separation Information. Employee agrees that the terms and conditions of this Separation Agreement and any discussions between Employee and the Company or any Released Party that led to the terms and conditions of this Separation Agreement (collectively referred to as the “Confidential Separation Information”) are intended to remain confidential between Employee and the Company and/or such Released Party. Employee further agrees that Employee will not disclose the Confidential Separation Information to any other persons, except that Employee may disclose such information to Employee’s immediate family members and to Employee’s attorney(s) and/or accountant(s), if any, to the extent needed for legal advice or income tax reporting purposes. When releasing this information to any such person, Employee shall advise the person receiving the information of its confidential nature and treatment as such. Employee, and anyone to whom the Confidential Separation Information has been disclosed, will not respond to, or in any way participate in or contribute to, any public discussion, notice or other publicity concerning the Confidential Separation Information. Without limiting the generality of the foregoing, Employee specifically agrees that neither Employee, Employee’s immediate family, Employee’s attorney, nor Employee’s accountant, if any, shall disclose the Confidential Separation Information to any current, former or prospective employee of the Company. Nothing in this section will preclude Employee from disclosing information required in response to a subpoena duly issued by a court of law or a government agency having jurisdiction or power to compel such disclosure, or from giving full, truthful and cooperative answers in response to a duly issued subpoena.

7.2. Confidential or Proprietary Information. Employee also agrees and represents that Employee has not and will not use, misuse, remove from the Company’s premises without permission, make unauthorized copies of or disclose any confidential or proprietary information of the Company or any affiliated or related entities, including but not limited to, their trade secrets, copyrighted information, customer lists, any information encompassed in any research and development reports, work in progress, drawings, software, computer files or models, designs, plans, proposals, marketing and sales programs, financial projections, and all concepts or ideas, materials or information related to the business or sales of the Company and any affiliated or related entities. Employee acknowledges signing either: (i) Invitrogen’s Information and Technology Agreement and Trade Secrets Policy; (ii) Applied Biosystems Conflict of Interest and Confidentiality Agreement; and/or (iii) Life Technologies’ Information and Technology Agreement and Confidential Information and Trade Secrets Agreement (collectively referred to as the “Confidentiality Agreements”) and agrees that the terms and conditions of any and all such agreements (including those signed prior to the merger or acquisition of any former employer with the Company) are expressly incorporated herein by reference, and survive the termination of Employee’s employment. Employee also understands and agrees that Employee’s obligations under any Insider Trading policy extend beyond Employee’s employment with the Company.

7.3. Return of Company Property. Employee understands and agrees that as a condition of receiving the Severance Package described in Paragraph 1, all Company property must be returned to the Company on or before the Separation Date. By signing this Separation Agreement, Employee represents and warrants that Employee will return to the Company, on or before the Separation Date, all Company property, including but not limited to all confidential and proprietary information, as described in Paragraph 7.2 above, and all materials and documents containing trade secrets and copyrighted materials, including all copies and excerpts of the same.

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7.4. Promise Not to Solicit. To prevent Employee from inevitably breaking the promises Employee has just made in Paragraph 7.2 above, Employee further agrees that, for twelve (12) months from the Separation Date (a) as to any customer or supplier of the Company or its affiliates with whom Employee had dealings or about whom Employee acquired proprietary information during Employee’s employment, Employee will not solicit or attempt to solicit the customer or supplier to do business with any person or entity to the detriment of the Company where such solicitation uses the confidential or proprietary information of the Company; and (b) Employee will not solicit for employment any person who is, or within the preceding six (6) months was, an officer, manager, employee, or consultant of the Company or its affiliates, unless the individual was no longer employed by the Company before Employee’s solicitation.

8. Cooperation. Employee agrees that Employee will fully cooperate with Company in connection with any claims, lawsuits, or proceedings that relate in any manner to Employee’s conduct or duties at Company or that are based on facts about which Employee obtained personal knowledge while employed at Company. Any reasonable out-of-pocket expenses incurred by Employee associated with such cooperation will be paid for or reimbursed by the Company.

9. Enforcement. If Employee breaches any of the terms in Paragraphs 6 or 7 above or their subparts, the Company will immediately cease providing the Severance Package described in Paragraph 1 above, to the extent those payments and benefits have not yet been provided, to the fullest extent permitted by law. This shall in no way limit the Company’s right to pursue all legal and equitable remedies available to it as a result of Employee’s breach of the Separation Agreement, to the fullest extent permitted by law.

10. No Admissions. By entering into this Separation Agreement, the Company and any Released Party make no admission that they have engaged, or are now engaging, in any wrongdoing. The parties understand and acknowledge that this Separation Agreement is not an admission of liability and shall not be used or construed as such in any legal or administrative proceeding.

11. No Other Severance Benefits. Employee acknowledges and agrees that the Severance Package provided pursuant to this Agreement is in lieu of any other severance benefits to which Employee may be eligible under any other agreement and/or severance plan or practice (including but not limited to the Life Technologies Corporation Executive Officer Severance Plan) and Employee waives any and all rights to such other severance benefits.

12. Representation and Promise. Employee has not suffered any job-related wrongs or injuries, such as any type of discrimination, for which Employee might still be entitled to compensation or relief in the future. Employee has properly reported any and all job-related wrongs or injuries for which Employee might still be entitled to compensation or relief, such as an injury for which Employee might receive a workers’ compensation award in the future. Employee has properly reported all hours that Employee has worked and Employee has been paid all wages, overtime, commissions, compensation, benefits, and other amounts that the Company or any Released Party should have paid Employee in the past.

13. Severability. In the event any provision of this Separation Agreement shall be found unenforceable by an arbitrator or a court of competent jurisdiction, the provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefits contemplated herein to the fullest

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extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

14. Applicable Law. The validity, interpretation and performance of this Separation Agreement shall be construed and interpreted according to the laws of the United States of America and the state of California.

15. Binding on Successors. The parties agree that this Separation Agreement shall be binding on, and inure to the benefit of, Employee’s and the Company’s successors, heirs and/or assigns.

16. Full Defense. This Separation Agreement may be pled as a full and complete defense to, and may be used as a basis for an injunction against, any action, suit or other proceeding that may be prosecuted, instituted or attempted by Employee in breach hereof.

17. Good Faith. The parties agree to do all things necessary and to execute all further documents necessary and appropriate to carry out and effectuate the terms and purposes of this Separation Agreement.

18. Entire Agreement/Modification. This Separation Agreement and its attachment(s), including the Indemnification Agreement and the surviving provisions of the Confidentiality Agreements referenced in Paragraph 7.2 above, is intended to be the entire agreement between the parties relating to the termination of Employee’s employment and any claims or future rights that Employee may have with respect to the Company and any Released Party. As such, this Separation Agreement and the incorporated Confidentiality Agreements supersede and cancel any and all other and prior agreements, written or oral, and represent the entirety of the agreements between Employee and the Company or its affiliates, including any predecessor or merged entities, regarding this subject matter. It is agreed that there are no collateral agreements or representations, written or oral, regarding the terms and conditions of Employee’s separation of employment with the Company and settlement of all claims between the parties other than those set forth in this Separation Agreement, the Indemnification Agreement, and the surviving provisions of the Confidentiality Agreements. This Separation Agreement may be amended only by a written instrument executed by all parties hereto.

19. The Older Workers’ Benefit Protection Act. This Separation Agreement is intended to satisfy the requirements of the Older Workers’ Benefit Protection Act, 29 U.S.C. § 626(f) (“OWBPA”). Employee is advised to consult with an attorney before executing this Separation Agreement.

19.1. Acknowledgments/Time to Consider. Employee acknowledges and agrees that (a) Employee has read and understands the terms of this Separation Agreement; (b) this Separation Agreement advises Employee in writing to consult with an attorney before executing this Separation Agreement; (c) Employee has obtained and considered such legal counsel as Employee deems necessary; (d) Employee has been given at least twenty-one (21) days to consider whether or not to enter into this Separation Agreement (although Employee may elect not to use the full consideration period at Employee’s option); (e) and that by signing this Separation Agreement, Employee acknowledges that Employee does so freely, knowingly, and voluntarily. Employee agrees that any changes made to this Separation Agreement, whether material or not material, made prior to Employee’s signing this Separation Agreement will not restart the time period to review and consider it. If Employee elects to sign this

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Separation Agreement, Employee must return it no later than the close of business on the twenty-first (21st) day after receiving this agreement to the Company at the following address: Lara de Leon, Life Technologies Corporation, 5791 Van Allen Way, Carlsbad, CA 92008.

19.2. Revocation/Effective Date. Employee may revoke his or her acceptance of this Separation Agreement at any time during the seven (7) days after signing it. To be effective, Employee’s revocation must be made in writing and returned to the Company at the address provided in the above Paragraph 19.1, by the close of business on the seventh day after it was signed. If Employee does not revoke his or her acceptance in this manner within the seven (7) day period after signing the Separation Agreement, then Employee’s acceptance of this Separation Agreement shall become binding and enforceable on the eighth day after Employee signs this Separation Agreement (“Effective Date”). The Severance Package shall become due and payable in accordance with the terms and conditions described in Paragraph 1 above and its subparts.

19.3. Preserved Rights of Employee. This Separation Agreement does not waive or release any rights or claims that Employee may have under the Age Discrimination in Employment Act that arise after the execution of this Separation Agreement. In addition, this Separation Agreement does not prohibit Employee from challenging the validity of this Agreement’s waiver and release of claims under the Age Discrimination in Employment Act of 1967, as amended.

Dated: October 24, 2011	By:	/s/ Bernd Brust
Bernd Brust (“Employee”)

ON BEHALF OF
LIFE TECHNOLOGIES CORPORATION

Dated: October 24, 2011	By:	/s/ Pete Leddy

Its: SVP, Human Resources

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